                                                                 EXHIBIT 10.11








                        LIMITED LIABILITY COMPANY AGREEMENT OF


                              AKW GENERAL PARTNER L.L.C.



                                        among

                               ACCURIDE VENTURES, INC.,

                       ACCURIDE CORPORATION, in its capacity as
                        guarantor of Accuride Ventures, Inc.,

                                         and

                        KAISER ALUMINUM & CHEMICAL CORPORATION






                               Dated as of May 1, 1997

                                  TABLE OF CONTENTS

                                                                            Page

ARTICLE 1   DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  2

ARTICLE 2   FORMATION OF LIMITED LIABILITY COMPANY . . . . . . . . . . . . .  8
     2.1    Formation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
     2.2    Company Name . . . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.3    Principal Business Office, Registered Office and
            Registered Agent . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.4    Business Purposes. . . . . . . . . . . . . . . . . . . . . . . .  9
     2.5    The Certificate, Etc.. . . . . . . . . . . . . . . . . . . . . .  9
     2.6    Term of Company. . . . . . . . . . . . . . . . . . . . . . . . .  9
     2.7    Qualification in Other Jurisdictions . . . . . . . . . . . . . .  9
     2.8    Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE 3   CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.1    Capital Contributions. . . . . . . . . . . . . . . . . . . . . . 10
     3.2    Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . 10
     3.3    Capital Account Maintenance. . . . . . . . . . . . . . . . . . . 11
     3.4    Withdrawals. . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE 4   ALLOCATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.1    Allocations of Profit and Loss . . . . . . . . . . . . . . . . . 11
     4.2    Tax Allocations. . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.3    Special Allocations. . . . . . . . . . . . . . . . . . . . . . . 12
     4.4    Restorative Allocations. . . . . . . . . . . . . . . . . . . . . 13
     4.5    Section 754 Election . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 5   DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.1    Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.2    Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     5.3    Restricted Distributions . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 6   MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.1    Management . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     6.2    Members Committee. . . . . . . . . . . . . . . . . . . . . . . . 15
     6.3    Appointment and Removals . . . . . . . . . . . . . . . . . . . . 16
     6.4    Action by Members Committee, Officers and Other
            Persons. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.5    Disinterested Majority; Transactions with Members and
            Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.6    Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.7    Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.8    Notice; Agendas. . . . . . . . . . . . . . . . . . . . . . . . . 20
     6.9    Chief Executive Officer. . . . . . . . . . . . . . . . . . . . . 21
     6.10   Other Officers . . . . . . . . . . . . . . . . . . . . . . . . . 21
     6.11   Duty of Good Faith . . . . . . . . . . . . . . . . . . . . . . . 22
     6.12   Implementation; Further Assurances . . . . . . . . . . . . . . . 22

ARTICLE 7   BOOKS; ACCOUNTING; TAX MATTERS; REPORTS. . . . . . . . . . . . . 22
     7.1    Books and Records. . . . . . . . . . . . . . . . . . . . . . . . 22
     7.2    Financial Statements . . . . . . . . . . . . . . . . . . . . . . 23

     7.3    Audit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     7.4    Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     7.5    Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     7.6    Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 8   RIGHTS AND OBLIGATIONS OF MEMBERS. . . . . . . . . . . . . . . . 26
     8.1    Limited Liability. . . . . . . . . . . . . . . . . . . . . . . . 26
     8.2    Access to Information; Records . . . . . . . . . . . . . . . . . 26
     8.3    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 26
     8.4    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

ARTICLE 9   TRANSFERS OF INTERESTS; RIGHTS OF FIRST OFFER. . . . . . . . . . 27
     9.1    General Restriction.   . . . . . . . . . . . . . . . . . . . . . 27
     9.3    Buy/Sell Option. . . . . . . . . . . . . . . . . . . . . . . . . 28
     9.4    Transfers to Affiliates. . . . . . . . . . . . . . . . . . . . . 29
     9.5    Substitution of a Member . . . . . . . . . . . . . . . . . . . . 29
     9.6    Nonrecognition of Certain Transfers. . . . . . . . . . . . . . . 30

ARTICLE 10  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     10.1   Events of Dissolution. . . . . . . . . . . . . . . . . . . . . . 30
     10.2   Liability for Wrongful Dissolution . . . . . . . . . . . . . . . 31
     10.3   Distributions to Members . . . . . . . . . . . . . . . . . . . . 31
     10.4   Application of Assets. . . . . . . . . . . . . . . . . . . . . . 31
     10.5   Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 11  CONFIDENTIAL INFORMATION; COVENANT NOT TO COMPETE. . . . . . . . 32
     11.1   Confidential Information . . . . . . . . . . . . . . . . . . . . 32
     11.2   Covenant Not To Compete. . . . . . . . . . . . . . . . . . . . . 32

ARTICLE 12  MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     12.1   Waiver, Amendment, Etc.. . . . . . . . . . . . . . . . . . . . . 33
     12.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     12.3   Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.4   Word Meanings. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.5   Binding Provisions . . . . . . . . . . . . . . . . . . . . . . . 35
     12.6   GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.7   Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     12.8   Separability of Provisions . . . . . . . . . . . . . . . . . . . 36
     12.9   Table of Contents; Headings. . . . . . . . . . . . . . . . . . . 36
     12.10  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . 36
     12.11  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     12.12  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 36
     12.13  Survival of Certain Provisions . . . . . . . . . . . . . . . . . 37
     12.14  Specific Performance . . . . . . . . . . . . . . . . . . . . . . 37

                                      Schedules

Schedule A    Capital Contributions
Schedule B    Initial Representatives and Alternates

Exhibit A     Business Plan

                              AKW GENERAL PARTNER L.L.C.

                         LIMITED LIABILITY COMPANY AGREEMENT


            LIMITED LIABILITY COMPANY AGREEMENT OF AKW GENERAL PARTNER L.L.C. (the "COMPANY"), dated as of May 1, 1997, among ACCURIDE VENTURES, INC., a Delaware corporation ("ACCURIDE SUB") and wholly-owned subsidiary of Accuride Corporation, a Delaware corporation ("ACCURIDE"), ACCURIDE CORPORATION, in its capacity as guarantor of Accuride Sub, and KAISER ALUMINUM & CHEMICAL CORPORATION, a Delaware corporation ("KAISER"), each of whom shall be a member of the Company.


                                 W I T N E S S E T H:


            WHEREAS, Accuride Sub and Kaiser desire to form and capitalize the Company in order to serve as the general partner of AKW L.P., a Delaware limited partnership (the "LIMITED PARTNERSHIP");

            WHEREAS, the Company is to be formed under the Delaware Limited Liability Company Act, Del. Code Ann tit. 6, Sections 18-101 ET SEQ. (as from time to time amended and including any successor statute of similar import, the "ACT"), pursuant to a Certificate of Formation of Limited Liability Company to be filed with the office of the Secretary of State of the State of Delaware;

            WHEREAS, the Company, as general partner, has entered into a Limited Partnership Agreement, dated the date hereof (the "LIMITED PARTNERSHIP AGREEMENT"), with Accuride Sub and Kaiser;

            WHEREAS, the Company, Accuride, Kaiser and the Limited Partnership (as hereinafter defined) have entered into a Contribution Agreement, dated the date hereof (the "CONTRIBUTION AGREEMENT"), pursuant to which Accuride (on behalf of Accuride Sub) and Kaiser have agreed, among other things, to contribute certain assets to capitalize the Company and the Company, Accuride (through Accuride Sub) and Kaiser have agreed to capitalize the Limited Partnership;

            WHEREAS, Accuride Sub and Kaiser desire to set forth their agreement as to the management of the Company and the Limited Partnership, transfers of Interests (as hereinafter defined) in the Company and certain other matters relating to the Company;

            NOW, THEREFORE, in consideration of the mutual covenants, and subject to the terms and conditions, contained herein, in the Limited Partnership Agreement and in the Contribution Agreement, the parties hereto agree as follows:

                                      ARTICLE 1

                                     DEFINITIONS

            Capitalized terms used in this Agreement shall have the meanings set forth below or in the Section of this Agreement referred to below:

            "ACCOUNTING PERIOD" means the period beginning on the day following any Adjustment Date (or, in the case of the first Accounting Period, beginning on the day of formation of the Company) and ending on the next succeeding Adjustment Date.

            "ACCURIDE" has the meaning given in the first paragraph hereof.

            "ACCURIDE EXCLUDED CONTRACTS" has the meaning given in the Contribution Agreement.

            "ACCURIDE SUB" has the meaning given in the first paragraph hereof.

            "ACT" has the meaning given in the recitals.

            "ADJUSTMENT DATE" means (I) the last day of each Fiscal Year,
(II) the day before the date of admission of any substituted or additional Member, (III) the day before the date any Capital Contribution which is not proportionate to the Members' Interests is made or deemed to be made, (IV) the day before the date a Member ceases to be a member of the Company, (V) the day before the date of any distribution made or deemed to be made by the Company which is not proportionate to the Members' Interests or (VI) any other date determined by the Members as appropriate for a closing of the Company's books.

            "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. Control of any Person shall consist of the power to direct the management and policies of such Person whether through the ownership of voting securities or by contract or otherwise and shall be deemed to exist upon the ownership of securities entitling the holder thereof to exercise more than 50% of the voting power in the election of directors of such Person.

            "AGREEMENT" means this Limited Liability Company Agreement, as it may be amended, restated or supplemented from time to time as herein provided.

            "ANCILLARY AGREEMENTS" means this Agreement, the Certificate of Formation, the Contribution Agreement and all other agreements which are included in the definition of "Ancillary Agreements" in the Contribution Agreement.

            "BANKRUPTCY" means any occurrence described in clauses (a)(1) through (a)(6) and (b) of Section 18-304 of the Act.

            "BID" has the meaning given in Section 9.3.

            "BOOK GAIN OR BOOK LOSS" means the gain or loss, as the case may be, recognized by the Company for book purposes in any Accounting Period by reason of any sale or other disposition (including any distribution to a Member) of any of the assets of the Company, computed by reference to the Book Value of such assets as of the date of any such sale or other disposition (including any such distribution), rather than by reference to the tax basis of such assets as of such date, and each reference herein to "gain" or "loss" shall be deemed to refer to Book Gain or Book Loss, rather than to tax gain or tax loss, unless the context specifically requires otherwise.

            "BOOK VALUE", as of any date, means the value at which the asset is reflected on the books and records of the Company as of such date, the initial Book Value of each asset being its cost to the Company, unless such asset is contributed to the Company by a Member in which case the initial Book Value shall be the Fair Value of such asset, in all cases, with such Book Value thereafter adjusted for Depreciation with respect to such asset (rather than for the cost recovery deductions to which the Company is entitled for federal income tax purposes with respect thereto), PROVIDED that the Book Value of such asset shall not be reduced below zero. The Book Values of all assets of the Company shall be adjusted in accordance with Section 1.704- 1(b)(2)(iv)(f) of the Treasury Regulations.

            "BUSINESS DAY" means any calendar day other than a Saturday or Sunday or a day on which either state or national banks in the States of Pennsylvania, Arizona, California, Kentucky, Ohio or New York are not open for the conduct of normal banking business.

            "BUSINESS PLAN" means the definitive business plan for the Limited Partnership substantially in the form of Exhibit A to the Limited Partnership Agreement, and any subsequent plan approved by the Members Committee pursuant to
Section 6.4.

            "BUY-SELL NOTICE" has the meaning given in Section 9.3.

            "CAPITAL ACCOUNT" has the meaning given in Section 3.2, as adjusted pursuant to the provisions of this Agreement.

            "CAPITAL CONTRIBUTION" means, as to any Member, at any time, the aggregate of the amount of any cash and the initial Book Value of any property (net of the amount of any liability which is assumed by the Company in connection with such contribution or secured by such property) contributed to the Company by such Member pursuant to Section 3.1 of this Agreement.

            "CERTIFICATE OF FORMATION" means the Certificate of Formation of Limited Liability Company of the Company as provided for pursuant to the Act, as filed with the office of the Secretary of State of the State of Delaware, as amended and restated from time to time pursuant to this Agreement or otherwise.

            "CERTIFICATE OF LIMITED PARTNERSHIP" has the meaning given in the Limited Partnership Agreement.

            "CHIEF EXECUTIVE OFFICER" has the meaning given in Section 6.9.

            "CLAIM" has the meaning given in Section 8.3.

            "CLOSING DATE" has the meaning given in the Contribution Agreement.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor act thereto, and, to the extent applicable, any Treasury Regulations promulgated thereunder.

            "COMPANY" has the meaning given in the first paragraph hereof.

            "COMPANY BUSINESS" has the meaning given in Section 2.4.

            "CONTRIBUTION AGREEMENT" has the meaning given in the recitals.

            "DEPRECIATION" means, with respect to a specified asset, for any Accounting Period, any depreciation, depletion, amortization or other cost recovery deduction allowable with respect to such asset for such Accounting Period, PROVIDED that if the Book Value of such asset differs from its adjusted basis for federal income tax purposes at the beginning of such Accounting Period, Depreciation shall be an amount that bears the same relationship to the Book Value of such asset as the depreciation, depletion, amortization or other cost recovery deduction computed for such tax purposes with respect to such asset for such Accounting Period bears to the adjusted tax basis of such asset at the beginning of such Accounting Period, or if such asset has a zero adjusted tax basis, Depreciation shall be an amount determined under any reasonable method selected by the Members Committee.

            "EFFECTIVE DATE" has the meaning given in Section 2.1.

            "FAIR VALUE" means, with respect to any specified asset, its value as determined by the Members Committee or by appraisal (as directed or requested by the Members Committee), PROVIDED that the Fair Value of each asset contributed to the Company pursuant to the Contribution Agreement shall be the value as set forth in Schedule 2.2 to the Contribution Agreement.

            "FISCAL YEAR" means the fiscal year of the Company and shall be the same as its taxable year, which shall be the calendar year unless otherwise required by the Code. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year, except that the initial Fiscal Year shall begin on the Closing Date.

            "GAAP" has the meaning given in Section 7.1.

            "INDEMNIFIED PERSONS" has the meaning given in Section 8.3.

            "INITIAL OFFER" has the meaning given in Section 9.3.

            "INITIATING MEMBER" has the meaning given in Section 9.3.

            "INTEREST" means, with respect to a Member, the entire interest of such Member in the Company at any time, which interest, except as otherwise provided in the second succeeding sentence, shall be proportionate to its Capital Contribution, PROVIDED that if, at any time after the Closing Date, a Member or Members make any Capital Contribution to the Company that is not in proportion to the Members' respective Interests immediately prior to such Capital Contribution, then unless otherwise determined by the Members Committee,
(I) the aggregate values of the Interests of all Members prior to such Capital Contribution shall be adjusted to their Fair Values, (II) the Book Values of the assets of the Company shall be adjusted accordingly, and (III) a Member's Interest after such Capital Contribution shall be equal to (X) the sum of the Fair Value of such Member's Interest prior to such Capital Contribution and the amount of such Capital Contribution made by such Member (Y) divided by the aggregate Fair Values of the Interests of all Members prior to such Capital Contribution and the aggregate amount of such Capital Contributions made by all Members at such time. A Member's Interest shall include the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with the terms of this Agreement. Upon completion of the transactions contemplated by the Contribution Agreement, each of Accuride Sub and Kaiser shall initially hold an Interest equal to 50% of the total Interests of the Members of the Company, subject in each instance to adjustment from time to time pursuant to the applicable provisions of this Agreement.

            "JOINT VENTURE PRODUCTS" means (I) aluminum wheels 16" in diameter and larger primarily for light, medium and heavy duty trucks, trailers and buses (classes 1-8), although certain of such wheels may also be sold into the automotive original equipment manufacturer market; (II) tire molds for automotive and light-medium-heavy truck applications, as to each of clauses (i) and (ii) above, produced by forging, fabricating or casting for marketing and sale worldwide, including without limitation in the original equipment manufacturer market, after-market and repair and replacement markets; and (III) such additional or different products as the Members Committee may approve pursuant to Section 6.4. Notwithstanding the foregoing, Joint Venture Products shall not include, without Kaiser's written consent, motorcycle wheels and wheel parts, wheel centers for any applications, forged one piece wheel blanks sold to other wheel manufacturers and finished wheels for the automotive aftermarket produced or being contemplated for production by Kaiser.

            "KAISER" has the meaning given in the first paragraph hereof.

            "KAISER EXCLUDED INVENTORY" has the meaning given in the Contribution Agreement.

            "LIMITED PARTNERSHIP" has the meaning given in the recitals.

            "LIMITED PARTNERSHIP AGREEMENT" has the meaning given in the recitals.

            "LIMITED PARTNERSHIP BUSINESS" means the design, manufacture (by forging, fabricating, casting or as otherwise determined by the Members), marketing and sale of Joint Venture Products.

            "MEMBER" means either Accuride Sub or Kaiser, or any Person who becomes a Member as herein provided and who is listed as a member of the Company in the books and records of the Company, in such Person's capacity as a member of the Company.

            "MEMBERS COMMITTEE" has the meaning given in Section 6.2(a).

            "NONRECOURSE DEDUCTIONS" has the meaning given in Section 1.704-2(b)(1) of the Treasury Regulations.

            "OFFER" has the meaning given in Section 9.2(a).

            "OFFER NOTICE" has the meaning given in Section 9.2(a).

            "OFFERED INTEREST" has the meaning given in Section 9.2(a).

            "OFFERED MEMBERS" has the meaning given in Section 9.2(a).

            "OFFERING MEMBER" has the meaning given in Section 9.2(a).

            "OFFICERS" has the meaning given in Section 6.10.

            "PARTNER" means the general partner or any limited partner of the Limited Partnership.

            "PARTNER NONRECOURSE DEBT" has the meaning given in Section 1.704-2(b)(4) of the Treasury Regulations.

            "PARTNER NONRECOURSE DEBT MINIMUM GAIN" has the meaning given in
Section 1.704-2(i)(2) of the Treasury Regulations.

            "PARTNER NONRECOURSE DEDUCTIONS" has the meaning given in
Section 1.704-2(i)(1) of the Treasury Regulations.

            "PARTNERSHIP MINIMUM GAIN" has the meaning given in Section 1.704-2(b)(2) of the Treasury Regulations.

            "PERSON" means any individual, corporation, partnership, association, public body, governmental authority or other entity.

            "PROFIT" or "LOSS" means for any Accounting Period the net income or net loss of the Company for such Accounting Period, including any items that are separately stated for purposes of Section 702(a) of the Code, as determined in accordance with federal income tax accounting principles, with the following adjustments:

              (a) any income of the Company that is exempt from federal income tax shall be included as income;

              (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations shall be treated as current expenses;


              (c) Book Gain or Book Loss shall be taken into account in lieu of any tax gain or tax loss recognized by the Company;

              (d) in lieu of depreciation, amortization, depletion, and other cost recovery deductions taken into account in computing the taxable income or loss of the Company, there shall be taken into account Depreciation for such period, computed as provided in this Agreement;

              (e) if any asset of the Company is distributed in kind during such Accounting Period, the Company shall be deemed to have realized Profit or Loss thereon in the same manner as if the Company had sold such asset for an amount equal to the greater of
            (I) the Fair Value of such asset or (II) the amount of any debt to which such asset is then subject; and

              (f) notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 4.3 shall not be taken into account.

            "RECEIVING MEMBER" has the meaning given in Section 9.3.

            "REPRESENTATIVE" has the meaning given in Section 6.2(a).

            "RESPONSE" has the meaning given in Section 9.3.

            "SPEEDLINE AGREEMENTS" means, collectively, the Cast Aluminum Wheel Supply Agreement, dated as of December 1, 1995, between Accuride and Speedline Aluminia, S.p.A. ("Speedline"); the Memorandum of Agreement re: Cast Aluminum Wheel Venture, dated as of December 1, 1995, between Accuride and Speedline; and the Letter Agreement, dated June 1, 1996, between Accuride and Speedline.

            "STRATEGIC PLAN" has the meaning given in Section 6.4.

            "SUBSTITUTED MEMBER" has the meaning given in Section 9.5.

            "TAX MATTERS MEMBER" has the meaning given in Section 7.5(a).

            "TIRE MOLD BUSINESS" has the meaning set forth in Section 11.2(b).

            "TRANSFER" has the meaning given in Section 9.1.

            "TREASURY REGULATIONS" means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such may be amended from time to time.


                                      ARTICLE 2

                        FORMATION OF LIMITED LIABILITY COMPANY

             2.1 FORMATION. By execution of this Agreement, each of Accuride Sub and Kaiser, or their designees, is hereby authorized to execute and file the Certificate of Formation pursuant to the Act with the Secretary of State of the State of Delaware to be effective upon the date filed (the "EFFECTIVE DATE"), and upon the occurrence of the Effective Date, the Company will be formed as a Delaware limited liability company.

             2.2 COMPANY NAME. The name of the Company shall be AKW General Partner L.L.C. The business of the Company shall be conducted under such name or such other names as the Members Committee shall from time to time approve.

             2.3 PRINCIPAL BUSINESS OFFICE, REGISTERED OFFICE AND REGISTERED AGENT. The Company shall maintain its principal business office, initially, at 1015 East 12th Street, Erie, Pennsylvania 16503 and shall move such principal business office to Akron, Ohio (at such time as shall be determined by the Members Committee) or to such other location as may hereafter be determined by the Members Committee. The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 and the name of the Company's registered agent at such address is The Corporation Trust Company. The principal business office, the registered office and the registered agent of the Company may be changed by the Members Committee from time to time in accordance with the then applicable provisions of the Act and any other applicable laws.

             2.4 BUSINESS PURPOSES. The purposes of the Company are to manage, and to invest in, hold and realize upon partnership interests in, the Limited Partnership (the "Company Business") and to engage in all actions necessary, convenient or incidental to the foregoing.

             2.5 THE CERTIFICATE, ETC. The Members hereby agree to, and, as appropriate, to cause the Company to, execute, file and record all such certificates and documents, including amendments to the Certificate of Formation, and to do such other acts as may be appropriate in the reasonable judgment of the Members Committee to comply with all requirements for the formation, continuation and operation of the Company as a limited liability company, and the ownership of property and the conduct of the Company Business, under the laws of the State of Delaware and any other jurisdiction in which the Company may own property or conduct business.

             2.6 TERM OF COMPANY. The term of the Company will commence on the Effective Date, and shall continue until dissolution occurs by operation of law, the written consent of the Members or otherwise in accordance with Section 10.1(a) and the liquidation and winding up thereof is complete as provided in
Section 10.5.

             2.7 QUALIFICATION IN OTHER JURISDICTIONS. The Members shall cause the Company to be qualified and registered as a limited liability company doing business in such jurisdictions, if any, as the Members Committee, with the advice of counsel, from time to time shall determine is appropriate. The Members Committee shall execute, file and publish all such certificates, notices, statements or other instruments necessary to permit the Company to conduct business as a limited liability company in all jurisdictions where the Company elects to do business and to maintain the limited liability of the Members.

             2.8 POWERS. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to do such things and engage in such activities related to the foregoing as may be necessary, convenient or advisable with respect to the conduct of the Company Business, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.


                                      ARTICLE 3

                                    CAPITALIZATION

             3.1 CAPITAL CONTRIBUTIONS. On the Closing Date, each of Accuride (through Accuride Sub) and Kaiser shall make the Capital Contribution of cash or property as agreed upon by Accuride and Kaiser in the Contribution Agreement and, upon the consummation of the transactions contemplated by the Contribution Agreement, each of Accuride Sub's and Kaiser's Capital Contribution shall be as set forth opposite its name on Schedule A hereto. Thereafter, the Members shall make Capital Contributions in proportion to their respective Interests from time to time in such amounts and on such dates as may unanimously be agreed by the Members. Subject to the approval of the Members Committee, the Members may satisfy their Capital Contributions by contributing cash or other property.

             3.2 CAPITAL ACCOUNTS. A separate capital account (a "CAPITAL ACCOUNT") shall be established and maintained for each Member and shall be adjusted as of the close of business on each Adjustment Date as follows:

            (a) Each Member's Capital Account shall be credited with such Member's Capital Contribution, such Member's distributive share of Profit and any items in the nature of income or gain which are specially allocated pursuant to Section 4.3, and the amount of any Company liabilities that are assumed by such Member or that are secured by any property distributed to such Member by the Company, in each case during the Accounting Period ending on such Adjustment Date.

            (b) Each Member's Capital Account shall be debited with the amount of cash and the Book Value of any property distributed to such Member by the Company pursuant to any provision of this Agreement, such Member's distributive share of Loss and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.3, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the

              Company, in each case during the Accounting Period ending on such Adjustment Date.

            (c) If at any time after the Effective Date, the Book Value of any asset of the Company is adjusted pursuant to the last sentence of the definition of Book Value set forth in
                    Article 1 (including pursuant to the proviso to the first sentence of the definition of Interest set forth in Article
                    1), the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company had recognized Profit or Loss equal to the respective amounts of such aggregate net adjustments.

            (d) In the event all or a portion of an Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

             3.3 CAPITAL ACCOUNT MAINTENANCE. The method by which the Capital Accounts are maintained is intended to comply with Section 704(b) of the Code and the Treasury Regulations thereunder and shall be interpreted and applied in a manner consistent therewith.

             3.4 WITHDRAWALS. Except as otherwise agreed to by the Members, no Member shall be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company except as provided in Articles 5 and 10, or to make any loan or Capital Contribution to the Company except as expressly provided in this Agreement.


                                      ARTICLE 4

                                     ALLOCATIONS



             4.1 ALLOCATIONS OF PROFIT AND LOSS. Except as otherwise provided in this Article 4, the Profit and Loss of the Company for each Accounting Period shall be determined as of the end of each such Accounting Period and shall be allocated among the Members in proportion to their respective Interests.

             4.2 TAX ALLOCATIONS. (a) Except as provided in Section 4.2(b) below, the income, gains, losses, credits and deductions recognized by the Company shall be allocated among the Members, for federal, state and local income tax purposes, to the extent permitted under the Code and the Treasury Regulations, in the same manner that each such item affected the Members' Capital Accounts.

            (b) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, any income, gain, loss, credit and deduction with respect to any asset contributed to the capital of the Company by any Member shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its initial Book Value (determined in accordance with the definition of Book Value set forth in Article
1). The method of allocating such income, gain, loss, credit and deduction shall be such method set forth in Section 1.704-3(b) of the Treasury Regulations. In the event the Book Value of any asset of the Company is subsequently adjusted in accordance with the last sentence of such definition of Book Value, subsequent allocations of any income, gain, loss, credit and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of the asset to the Company and its Book Value in the same manner as under Section 1.704-3(d) of the Treasury Regulations.

             4.3 SPECIAL ALLOCATIONS. (a) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Accounting Period shall be allocated to the Members in proportion to their respective Interests.

            (b)  MINIMUM GAIN CHARGEBACK.  Except as otherwise provided in
Section 1.704-2(f) of the Treasury Regulations, notwithstanding any other provision of this Article 4, in the event there is a net decrease in Partnership Minimum Gain during any Accounting Period, each Member at the end of such Accounting Period shall be specially allocated items of income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) in an amount equal to such Member's share of the net decrease in Partnership Minimum Gain as determined in accordance with Section 1.704- 2(g)(1) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Treasury Regulations. This
Section 4.3(b) is intended to comply with the minimum gain chargeback requirement of Section 1.704- 2(f) of the Treasury Regulations and shall be interpreted and applied in a manner consistent therewith.

            (c)  PARTNER NONRECOURSE DEDUCTIONS.  Any Partner
Nonrecourse Deductions for any Accounting Period shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations. If more than one Member bears the economic risk of loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such economic risk of loss.

            (d) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Article 4, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Accounting Period, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain shall be specially allocated items of income and gain for such Accounting Period (and, if necessary, subsequent Accounting Periods) in an amount equal to such Member's share of the net decrease in Partner Nonrecourse Debt Minimum Gain determined in accordance with
Section 1.704-2(i)(4) of the Treasury Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 4.3(d) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted and applied in a manner consistent therewith.

            (e) QUALIFIED INCOME OFFSET. No allocation shall be made pursuant to this Article 4 to the extent it shall cause or increase a deficit in any Member's Capital Account (in excess of such Member's obligation, including any obligation under the Treasury Regulations, if any, to restore a deficit in its Capital Account) as of the end of the Accounting Period to which such allocation is related. In making the foregoing determination, a Member's Capital Account shall be reduced by the amounts described in Section 1.704-1(b)(2)(ii)(d)(4),
(5) and (6) of the Treasury Regulations. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Treasury Regulations, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, such deficit as quickly as possible, provided that an allocation pursuant to this Section 4.3(e) shall be made only if and to the extent such Member would have a deficit in its Capital Account after all other allocations provided for in this Article 4 have been made as if this Section 4.3(e) were not in the Agreement. This Section 4.3(e) is intended to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted and applied in a manner consistent therewith.

             4.4  RESTORATIVE ALLOCATIONS.  The allocations set forth in
Section 4.3 are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. Notwithstanding any other provision of this Agreement, the allocations pursuant to Section 4.3 shall be taken into account in allocating Profit, Loss and items of income, gain, loss and deduction among the Members so that, insofar as possible, the net amount of the allocations of Profit, Loss, and other items and the allocations pursuant to Section 4.3 to each Member shall be equal to the net amount that would have been allocated to each Member had the allocations provided for in Section 4.3 not occurred.

             4.5 SECTION 754 ELECTION. The Company shall, upon the written request of any Member and the approval of the Members Committee, elect, pursuant to Section 754 of the Code, to adjust the basis of property of the Company as permitted and provided in Sections 734 and 743 of the Code. Such election shall be effective solely for federal (and, if applicable, state and local) income tax purposes and (except as provided in Section 1.704-1(b)(2)(iv)(m) of the Treasury Regulations) shall not result in any adjustment to the Book Value of any asset of the Company or to the Members' Capital Accounts or in the determination or allocation of Profit or Loss for purposes other than such tax purposes. Each Member, and not the Tax Matters Member, shall be responsible for preparing any schedules resulting from the Section 754 election that are relevant to the computation of such Member's federal income tax liability, PROVIDED that the other Members shall provide the Member preparing such schedules with the information necessary for preparing such schedules and readily available from the books and accounts of such other Members.


                                      ARTICLE 5

                                    DISTRIBUTIONS

             5.1 DISTRIBUTIONS. Distributions may be made in accordance with the Members' respective Interests at the time of distribution at such times and in such amounts as the Members Committee shall determine. Notwithstanding the foregoing, if any Member is in default or delinquent in respect of any obligation to the Company, no distribution shall be made to the defaulting or delinquent Member until such default is cured or such delinquent obligation is paid, PROVIDED that, notwithstanding the foregoing, for each Fiscal Year the Company shall distribute to each Member in cash an amount equal to such Member's distributive share of the Company's taxable income for such Fiscal Year, multiplied by the highest marginal corporate income tax rate under the Code in effect for such Fiscal Year.

             5.2 WITHHOLDING. (a) Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless each Person who is or who is deemed to be the responsible withholding agent for federal, state or local income tax purposes against all claims, liabilities and expenses of whatever nature (other than any claims, liabilities and expenses in the nature of penalties and accrued interest thereon that result from such Person's fraud, willful misfeasance, bad faith or gross negligence) relating to such Person's obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company or as a result of such Member's participation in the Company.

            (b) The Company shall withhold and pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member or as a result of such Member's participation in the Company pursuant to any applicable tax law. If and to the extent that the Company shall be required to withhold or pay any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a payment from the Company as of the time such withholding or tax is required to be paid, which payment shall be deemed to be a distribution with respect to such Member's Interest in the Company to the extent that the Member (or any successor to such Member's Interest in the Company) is then entitled to receive a distribution and shall reduce the amount of distributions to be made to such Member pursuant to this Article 5. To the extent that the aggregate of such payments to a Member for any period exceeds the distributions to which such Member is entitled for such period, such Member shall make a prompt payment to the Company of such excess.

            (c) If the Company makes a distribution in kind and such distribution is subject to withholding or other taxes payable by the Company on behalf of any Member, such Member shall make a prompt payment to the Company of the amount so withheld.

             5.3 RESTRICTED DISTRIBUTIONS. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.


                                      ARTICLE 6

                                      MANAGEMENT

             6.1 MANAGEMENT. The Members shall have all of the management authority of the Company. No delegation of authority to a Representative, Officer, employee or other Person shall constitute a delegation of the Members' ultimate management authority. No Member, Representative or officer or employee of a Member will have authority to act for and to assume any obligations or responsibilities on behalf of the Company except in accordance with instructions by the Members Committee. The Company shall not have "managers" within the meaning of the Act.

            6.2 MEMBERS COMMITTEE. (a) In order for the Members to be able to manage the affairs and conduct the business of the Company, there is hereby appointed a Members Committee (the "MEMBERS COMMITTEE") comprised of one or more representatives (each, a "REPRESENTATIVE", and collectively, the "REPRESENTATIVES") appointed by each Member. The Representative or Representatives, collectively, designated by each Member shall exercise voting power proportionate to such Member's then current Interest. Each Representative will act solely as agent on behalf of the designating Member. The initial Representatives shall be as set forth in Schedule B.

            (b) Each Member, upon written notice to the other may designate an alternate to act for its Representative and in the absence of such Representative, such alternate shall have full power and authority to act in the place of the Representative for whom he or she has been designated an alternate. The initial alternates shall be as set forth in Schedule B. Each Representative shall have the right to give his or her proxy to any other Representative (or any alternate who is acting in place of such Representative) to exercise his or her vote at any meeting of the Members Committee. The Representatives (and the alternates designated to act in the place of Representatives) shall serve for indefinite terms at the pleasure of the designating Member. Each designation of a Representative (or an alternate) by a Member shall remain in effect until the Member making such designation shall notify the Company and the other Members of a change in such designation. Notwithstanding anything to the contrary herein, Representatives and alternates must be officers, directors or employees of the designating Member or its Affiliates.

            (c) The Members Committee shall have a Chairman of the Board, who shall preside at all meetings of the Members Committee and shall have such other powers and duties as may be prescribed from time to time by the Members. The first Chairman of the Board shall be a person designated by Accuride Sub, subject to the approval of Kaiser, and shall hold office for a term ending December 31, 1998 or until his or her successor is duly selected. Thereafter, the Chairman of the Board shall hold office for a term of one year or until his or her successor is duly selected. At the expiration of each Chairman of the Board's term, the Members Committee will select one of its members as the next succeeding Chairman of the Board, PROVIDED that such member shall not be the immediately preceding Chairman of the Board or a person representing such preceding Chairman of the Board's Member. The Chairman of the Board shall be subject to removal by the Members Committee.

             6.3 APPOINTMENT AND REMOVALS. Each Member may replace any Representative whom it has appointed to the Members Committee, or any alternate therefor, at any time and for any reason, upon seven days' prior written notice thereof to the Company and each Representative.

             6.4 ACTION BY MEMBERS COMMITTEE, OFFICERS AND OTHER PERSONS. All actions and decisions by the Members Committee shall be made at a duly convened meeting of the Members Committee by the vote of a majority of the voting power of the Members as provided in Section 6.2, except that none of the following actions, with respect to the Company and the Limited Partnership (by the Company acting in its capacity as general partner of the Limited Partnership), shall be taken by the Members Committee or any Officer or other Person, without the unanimous approval of all
Representatives:


               (i) adoption of the annual capital expenditure and operating budgets, three-year capital expenditure plans and five-year strategic plans with respect to the Limited Partnership (each, a "STRATEGIC PLAN"), or such budgets or plans for such other periods as may unanimously be agreed upon by the Members, and approval of any deviation therefrom which would result in an expenditure in excess of $1 million, other than as contemplated by this Agreement and the Limited Partnership Agreement (which expenditures shall be supported by a detailed appropriation request);

               (ii) amendment, repeal or reinstatement of the Certificate of Formation or the Certificate of Limited Partnership and amendment of this Agreement or the Limited Partnership Agreement;

               (iii) dissolution, winding up or liquidation of, or filing of any petition in bankruptcy by, the Company or the Limited Partnership, other than as a result of the bankruptcy, insolvency, dissolution, withdrawal or resignation of a Member or a Partner, as the case may be;

               (iv) approval of annual financial statements and allocations or distributions of earnings other than in accordance with this Agreement, the Limited Partnership Agreement, the Contribution Agreement, or a previously agreed-upon allocation or distribution policy as contemplated by this Agreement or the Limited Partnership Agreement;

               (v) merger or consolidation involving the Company or the Limited Partnership, sale of all or substantially all of the assets of the Company or the Limited Partnership, purchase or sale of any assets (other than in the ordinary course of business) or business for an amount in excess of $1 million, in a single transaction or series of related transactions, and entry into joint ventures, partnerships or similar arrangements between the Company or the Limited Partnership and any third party;

               (vi) incurrence of any indebtedness greater than $1 million in a single transaction or a series of related transactions, other than as contemplated by this Agreement or the Limited Partnership Agreement;

               (vii) creation of any mortgage, lien, pledge, charge or other encumbrance securing an obligation greater than $1 million in a single transaction or a series of related transactions, other than as contemplated by this Agreement or the Limited Partnership Agreement;

               (viii) any substantial change of tax or accounting methods or policies or auditing practices, and the approval of an independent auditing firm;

               (ix) amendment or termination of the Contribution Agreement or any other Ancillary Agreement;

               (x) admission of any new Members hereunder or limited partners under the Limited Partnership Agreement, as the case may be, or issuance of any additional Interests or limited partnership interests in the Limited Partnership, as the case may be, to, or incurrence of any indebtedness from, a Member or a limited partner, as the case may be, other than as contemplated by this Agreement or the Limited Partnership Agreement;

               (xi) an election by the Company or the Limited Partnership to be treated as a corporation for federal, state or local income tax purposes;

               (xii) amendment of the Ultra-Forge Convertor Contract (as defined in the Contribution Agreement) or entry into any agreement with Ultra-Forge Incorporated;

               (xiii) conduct by the Company of any business unrelated to the Company Business or by the Limited Partnership of any business unrelated to the Limited Partnership Business;

               (xiv) execution, modification or early termination of services agreements by the Limited Partnership; execution, modification or early termination by the Limited Partnership of supply, purchase and other material contracts having (A) an original term in excess of three years or (B) covering the purchase or sale of products or materials in excess of $5 million; and approval of any amendment, modification, termination or waiver of any of the terms or conditions of any of the Accuride Excluded Contracts or any of the Accuride Contracts, insofar as such terms or conditions relate to aluminum wheels or to the extent that any amendment, modification, termination or waiver of any terms or conditions of any Accuride Excluded Contract or Accuride Contract relating to steel wheels could affect the relevant terms and conditions relating to aluminum wheels;

               (xv) any loans or guarantees (other than accounts payable in the ordinary course of business);

               (xvi) the adoption of any, and any changes to or deviation from the policies on, and the creation of systems of control of, hedging and futures contracts and similar commitments;

               (xvii) the adoption of any, and any changes to or deviations from the policies on, customer credit exposure limitations;

               (xviii) the adoption, approval, implementation or amendment of any collective bargaining agreement, employee benefit plan, employee health and welfare plan or management incentive program;

               (xix) termination (other than as provided herein) and compensation of executive officers;

               (xx) the conduct of legal actions, proceedings and settlements, other than in the ordinary course of business (but otherwise including actions, proceedings and settlements in excess of $50,000);

               (xxi)     the purchase or lease of any Real Property;

               (xxii) subject to Section 6.9 and 6.10, establishment of an appropriate management structure for operating the Limited Partnership, including, but not limited to, the establishment of executive offices and the election of individuals to fill such offices; and

               (xxiii) the undertaking or modification of legal obligations, other than as provided in clauses (ii)-(xxii) of this Section, that could reasonably be expected to result in expenditures or loans to the Company or the Limited Partnership in excess of $250,000.

Any dollar thresholds set forth above may be modified by agreement of all of the Members. Prior to voting on any matter, each Representative will disclose any conflict of interest of the Member that appointed such Representative with respect to such matter.

           6.5 DISINTERESTED MAJORITY; TRANSACTIONS WITH MEMBERS AND AFFILIATES. Notwithstanding anything to the contrary contained herein, transactions or agreements (including amendments or waivers with respect to such transactions or agreements), between the Company, the Limited Partnership or any subsidiary of the Company or the Limited Partnership, on the one hand, and any Member or any Affiliate of any Member, on the other hand, and any other action to be taken by the Members Committee as to which any Member has a conflict of interest will
(I) require the approval of the Representatives (or alternates) of disinterested Members and (II) be effected on an arm's length basis on terms no less favorable to the Company or its subsidiary than would be available to any unaffiliated third party.

           6.6 MEETINGS. Regular meetings of the Members Committee shall be convened at least quarterly at the corporate headquarters of the Company (or such other place as the Representatives shall agree). Special meetings may be convened by any Member or its Representative (or alternate) upon giving seven Business Days' prior written notice to each of the other Representatives or their designated alternates at the address set forth on Schedule B, which notice shall specify the purpose of the meeting (unless such notice requirement is waived by all of the Representatives). Meetings shall be held at such times, dates and places as may be established from time to time by the Members Committee. The Members Committee may meet by telephone conference call or by such other means of communications as may be permitted by the Act, and may take action by unanimous written consent. Minutes of the meetings of the Members Committee shall be kept by the Secretary, shall reflect all action taken and shall promptly be reduced to writing, signed and delivered to the Members. The Members Committee may adopt resolutions without a formal meeting if each Representative consents to such resolutions in writing. The Members Committee, by unanimous approval, may make such further rules and regulations and establish such procedures for the conduct of its meetings and the discharge of its responsibilities, consistent with the provisions of this Agreement, as it may consider necessary or advisable.

           6.7 QUORUM. The presence of Representatives (or alternates) of each Member, in person or by proxy, shall constitute a quorum for the transaction of business at meetings of the Members Committee.

           6.8 NOTICE; AGENDAS. The Chief Executive Officer shall prepare an agenda for each regular meeting of the Members Committee. Such agenda shall specify any matters requiring approval of the Representatives in accordance with the terms of this Agreement. The Chief Executive Officer shall give to the Representatives not less than ten Business Days' notice of the place, date, and time of each regular meeting of the Members Committee. This notice shall be accompanied by the agenda. Members of the Members Committee may waive notice of any meeting.

           6.9 CHIEF EXECUTIVE OFFICER. The Company shall have a Chief Executive Officer, who shall be the chief executive officer of the Company and, subject to Section 6.4, this Section 6.9 and the direction and oversight of the Members Committee, shall be authorized to implement the Business Plan and shall have such other powers and duties as may be prescribed from time to time by the Members. The first Chief Executive Officer shall be a person designated by Accuride Sub, subject to the approval of Kaiser. Thereafter, the Members Committee will select the Chief Executive Officer. The Chief Executive Officer shall hold office for a term designated by the Members Committee or until his or her death, resignation or removal in accordance with this Section 6.9. The Chief Executive Officer may be removed (I) for reasons of gross mismanagement or failure to meet performance measures established in writing by the Members Committee (which shall substantially be based on the then-current Business Plan), in each case except as a result of a material adverse change in general market or industry conditions, by any Member, and (II) for any other reason, with the unanimous agreement of the Members. In case of removal of the Chief Executive Officer initiated by a Member pursuant to clause (i) of the preceding sentence, the succeeding Chief Executive Officer shall be a person designated by the other Member, subject to the approval of the initiating Member. In case of the death, resignation or removal of the Chief Executive Officer, the Vice President of Operations shall act as acting Chief Executive Officer until a successor to the Chief Executive Officer has been designated.

           6.10 OTHER OFFICERS. In addition to the Chief Executive Officer, the officers of the Company (together with the Chief Executive Officer, the "OFFICERS") shall be the Controller, the Vice President of Operations, the Director of Sales and Marketing, the Director of Research and Development, the Director of Human Resources and such other Officers as may be deemed appropriate by the Members Committee. The Members Committee may from time to time prescribe the powers and duties of the Officers appointed pursuant to this Section 6.10. Accuride Sub shall appoint the initial Director of Sales and Marketing, Director of Research and Development and Director of Human Resources, and Kaiser shall appoint the initial Controller and Vice President of Operations, in each case subject to the approval of the other Member. Except for the Officers initially appointed by Accuride Sub and Kaiser, the Officers appointed pursuant this
Section 6.10 shall be elected from nominees designated by the Chief Executive Officer, subject to the consent of each of the Members, which shall not be unreasonably withheld. Each Officer shall hold office for a term designated by the Chief Executive Officer (subject to the approval of each of the Members, which shall not be unreasonably withheld) or until his or her death, resignation or removal. Officers may be removed (I) for reasons of gross mismanagement or failure to meet any performance measures established in writing by the Members Committee, in each case except as a result of general market or industry conditions, by any Member or (II) for any reason, with the unanimous agreement of the Members. With the unanimous approval of the Members, any two or more offices may be held by the same person.

           6.11 DUTY OF GOOD FAITH. The Members, Representatives (or alternates) and Officers shall perform their management duties in good faith, in a manner such Members, Representatives (or alternates) and Officers reasonably believe to be in the Company's best interests, and with such care as ordinary prudent persons in similar positions would use under similar circumstances and conditions. No Member, Representative (or alternate) or Officer shall be liable to the Company for any loss or damage arising in connection with the performance of their management duties unless the loss or damage was the result of gross negligence or willful misconduct. This Section 6.11 shall not be construed as providing rights or benefits for any third parties.

           6.12 IMPLEMENTATION; FURTHER ASSURANCES. Each Member shall take such actions as may be required under applicable law, including actions with respect to the execution of documents and performance of other ministerial acts, to give full effect to, and to implement, all decisions of the Members Committee, including any amendments and supplements to the Business Plan.


                                      ARTICLE 7

                       BOOKS; ACCOUNTING; TAX MATTERS; REPORTS

           7.1 BOOKS AND RECORDS. At all times during the continuance of the Company, the Company shall maintain books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company Business in accordance with generally accepted accounting principles consistently applied ("GAAP"). Each Member shall have full access to such books of account for the Company and to all financial, legal and business records of the Company. Such books of account, financial, legal and business records of the Company, together with a copy of this Agreement and of the Certificate of Formation, shall at all times be maintained at the principal place of business of the Company and shall be open to inspection, examination and copying at reasonable times during normal business hours by each Member and its duly authorized representatives for any purpose reasonably related to such Member's Interest in the Company. Such books of account, financial, legal and business records of the Company shall be retained during the term of this Agreement and for seven years thereafter. Members shall be entitled to discuss the matters recorded in such books and records with the independent certified accountants retained by the Company and with any Officers. A Member shall bear all expenses incurred in any examination made for such Member's account.

           7.2 FINANCIAL STATEMENTS. Within 60 days after the close of each Fiscal Year there shall be prepared and submitted to each Member the following financial statements of the Company, which shall be prepared on an accrual basis in accordance with GAAP and accompanied by the report thereon of the independent certified public accountants for the Company:

               (a)  a balance sheet as at the end of such Fiscal Year;

               (b)  a statement of profit or loss for such Fiscal Year;

               (c)  a statement of cash flows for such Fiscal Year; and

               (d) a statement of the Members' Capital Accounts and changes therein for such Fiscal Year.

           7.3 AUDIT. The independent certified public accountant of the Company shall be Arthur Andersen, unless the Members Committee shall determine otherwise. The Members Committee shall cause Arthur Andersen or such other independent certified public accountant as the Members Committee may determine to conduct an annual audit of the Company, which shall be performed in accordance with generally accepted auditing standards, and to accompany such audit with a report containing such accountant's opinion. The cost of such audits shall be a direct expense of the Company. A copy of any such audited financial statements and accountant's report will be distributed to the Members pursuant to Section 7.2 above. Each Member shall have the right to have the audit papers of the Company reviewed by such Member's internal and external auditors, at such Member's sole cost and expense.

           7.4 BANK ACCOUNTS. The Company may maintain one or more accounts in a bank or banks selected by the Members Committee, which accounts shall be used for the payment of the expenditures incurred in connection with the business of the Company and in which shall be deposited any and all cash receipts of the Company. All such amounts shall be and remain the property of the Company. There shall not be deposited in any of said accounts any funds other than funds belonging to the Company and no other funds shall in any way be commingled with such funds. Withdrawals shall be made only in the regular course of business on such signature or signatures as the Members Committee may determine.

           7.5 TAX MATTERS. (a) Kaiser shall act as the tax matters partner of the Company (the "TAX MATTERS MEMBER") within the meaning of
Section 6231(a)(7) of the Code (and any similar capacity under applicable state or local tax law). In addition, when the Company acts as the tax matters partner of the Limited Partnership in its capacity as the general partner thereof, Kaiser shall act on behalf of the Company as such tax matters partner and shall comply with Section 7.5 of the Limited Partnership Agreement.

          (b) The Members hereby authorize the Tax Matters Member to take any and all actions (including preparing, executing and filing Internal Revenue Service Form 8832 with the Internal Revenue Service) necessary to treat the Company as a partnership for purposes of federal and, to the extent permitted by applicable law, state and local income tax and other taxes. Immediately after the formation of the Company but in no event later than 75 days after the Effective Date, the Tax Matters Member shall prepare Internal Revenue Service Form 8832 (together with all information required by such form) and shall execute and file such form (together with such required information) with the Internal Revenue Service, effective immediately upon the occurrence of the Effective Date. The Tax Matters Member shall also prepare and timely file any state, local and other forms, reports or statements that are necessary to treat the Company as a partnership for purposes of state and local income tax or other taxes. Except as otherwise required by applicable law, the Members hereby agree to treat (and to cause their respective Affiliates to treat) the Company as a partnership for purposes of federal, state and local income tax or other taxes, and not to take (and cause their respective Affiliates not to take) any position or make any election in a tax return or otherwise inconsistent with the foregoing. Each Member shall indemnify and hold harmless the Company and the other Members against all Claims (including state or local income tax or other tax liabilities) arising out of, resulting from or attributable to any breach by such Member of this Section 7.5(b).

          (c) The Tax Matters Member shall cause all required federal, state and local income, franchise, property or other tax returns, including information returns with respect to the Company or its business or assets, to be timely prepared and filed with the appropriate office of the Internal Revenue Service or any other relevant taxing jurisdiction at the Company's expense. The Tax Matters Member may cause the Company to retain, at the Company's expense, the independent certified public accountants of the Company to prepare or review the necessary federal income tax returns and information returns for the Company. As promptly as practicable, and in any event in sufficient time to permit timely preparation and filing by each Member of its respective income or other tax returns, the Company shall deliver to each Member a copy of each income tax return or tax report filed by the Company and any required information, reports and schedules.

          (d) Each Member shall provide such information to the Tax Matters Member, if any, as may be reasonably needed by the Company for purposes of preparing any required tax return or information return, PROVIDED that such information is readily available from such Member's books and records.

          (e) At least forty-five days prior to the filing of any tax return referred to in Section 7.5(c) on or measured by net or gross income or net or gross profits or at least fifteen days prior to the filing of any other tax return referred to in Section 7.5(c), the Tax Matters Member shall distribute or cause to be distributed to each Member a final draft of any such tax return and any Member wishing to do so may consult with any Officer with respect to the contents of such tax return. Any Member may protest to the Members Committee or question the manner in which an item is reported or characterized on the Company tax return. Any Representative may request a meeting of the Members Committee to discuss the issues raised by such protest or question in an attempt to resolve such issues. If the Members Committee shall so determine, adjustments shall be made to the relevant tax return of the Company.

          (f) The Tax Matters Member, under the overall direction and control of the Members Committee, shall represent the Company in connection with any tax audit, examination or other administrative or judicial proceedings involving the tax matters of the Company and, in connection therewith, shall cause the Company to retain at the Company's expenses, counsel and other advisors selected by the Members Committee. Each Member shall have the right to participate in any such audit, examination or other administrative or judicial proceedings.
The Tax Matters Member shall not extend (or agree to extend) any applicable statute of limitations, make any election, settle any issue or take any other action binding on the Company or any other Member in connection with any such tax audit, examination or other administrative or judicial proceedings without the prior written consent of all Members. Any disagreement among the Members arising in connection with any such tax audit, examination or other administrative or judicial proceedings shall be resolved by the Members Committee. The Tax Matters Member shall promptly deliver to each Member copies of all notices and communications with respect to the tax matters of the Company received from the Internal Revenue Service or any other taxing authority.
Section 7.5(e) shall apply MUTATIS MUTANDIS with respect to any written submission to be filed with the Internal Revenue Service or any other taxing authority. Neither the Tax Matters Member nor the Company shall be liable for any additional tax, interest or penalties payable by a Member or any fees or expense of separate counsel or other advisors retained by such Member to represent such Member in any tax audit, examination or other administrative or judicial proceedings relating to the tax items of the Company.

          (g) The provisions of this Section 7.5 shall survive the termination of the Company or the termination of any Member's Interest and shall remain binding on the Members for as long a period of time as is necessary to resolve with the Internal Revenue Service any and all matters regarding the federal income taxation of the Company or the Members.

           7.6 RESERVES. The Members Committee may from time to time in its discretion establish reasonable cash or cash equivalent reserves.

                                      ARTICLE 8

                          RIGHTS AND OBLIGATIONS OF MEMBERS

           8.1 LIMITED LIABILITY. (a) Each Member's liability with respect to the Company and any subsidiary of the Company shall be limited as provided in the Act, this Agreement or any applicable law. A Member shall not be personally liable for any debts, obligations, liabilities or losses of the Company, or of any subsidiary of the Company, as the case may be, whether arising in contract, tort or otherwise, beyond its respective Capital Contribution to the Company and its pro rata portion of the Company's undistributed profits, except as may otherwise be provided for by law. No Member shall have any liability for the restoration of the deficit of such Member's Capital Account and the return of the Capital Contribution of any other Member unless otherwise provided in this Agreement.

          (b) The Members shall not be required to lend any funds to the Company. Each Member shall only be liable to make payment of its respective Capital Contributions as and when due hereunder or as agreed by all of the Members. If and to the extent a Member's Capital Contributions shall be fully paid, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to Members, be required to make any further contributions to the Company or any subsidiary thereof.

           8.2 ACCESS TO INFORMATION; RECORDS. Each Member has the right to obtain from the Company from time to time, upon demand for any purpose related to the Member's interest as a Member of the Company, information regarding the status of the Company's Business and financial condition, a copy of any written Company agreement or other document, and any information required to be provided under this Agreement or the Act.

           8.3 INDEMNIFICATION. (a) The Company shall, to the fullest extent permitted by law, indemnify and hold harmless each Member and its Affiliates, each Officer, Representative (and alternate) and agent of the Company, and any control person (as such term is defined in the Securities Act of 1933, as amended, and the rules and regulations thereunder), director, officer, employee and agent of each Member and its Affiliates (collectively, the "INDEMNIFIED PERSONS"), from and against any and all losses, liabilities, damages, claims, costs and expenses whatsoever (including without limitation fees and expenses and any court costs) ("CLAIMS") arising out of, resulting from or attributable to any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Company after the date hereof and in a manner reasonably believed to be within the scope of the authority conferred on it by this Agreement, PROVIDED that no indemnity shall be payable hereunder with respect to any liability incurred by such Indemnified Person by reason of its gross negligence or willful misconduct, or in the case of a Member, breach of such Member's obligations under this Agreement or any Ancillary Agreement.

          (b) Expenses incurred by an Indemnified Person in defense or settlement of any Claim that may be subject to a right of indemnification hereunder may be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified by the Company.

          (c) The Company shall make all indemnification provided for pursuant to this Section 8.3 solely out of and to the extent of Company assets and no Member shall have personal liability on account thereof.

           8.4 INSURANCE. The Company may purchase and maintain insurance, to the extent and in such amounts as the Members shall deem reasonable, on behalf of Indemnified Persons and such other Persons as the Members shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.


                                      ARTICLE 9

                               TRANSFERS OF INTERESTS;
                                RIGHTS OF FIRST OFFER

           9.1 GENERAL RESTRICTION. No Member may, directly or indirectly, sell, transfer, encumber or otherwise dispose of (any such act, a "TRANSFER"), its Interest to any Person without the written consent of each other Member, except as permitted by this Article 9 and in accordance with applicable law. A Member shall provide prior written notice to each other Member of any such proposed Transfer.

          9.2 RIGHT OF FIRST OFFER. (a) If, after the second anniversary of the Closing Date, a Member (the "OFFERING MEMBER") desires to Transfer all (but not less than all) of its Interest (the "OFFERED INTEREST"), the Offering Member shall deliver to each of the other Members (the "OFFERED MEMBERS") a written notice (the "OFFER NOTICE") specifying all of the material terms of the proposed Transfer (the "OFFER"), including the consideration for which the Offering Member proposes to Transfer the Offered Interest and any copies of any agreement or documents to be executed or delivered in connection with the proposed Transfer. Thereafter, the Offered Members shall have the exclusive right for a period of 60 days after receipt of the

Offer Notice to purchase all, but not less than all, of the Offered Interest upon the terms and conditions contained in the Offer Notice.

          (b) Each Offered Member shall have 60 days from the date the Offer Notice is given in which to notify the Offering Member whether it elects to purchase the Offered Interest set forth in such Offer. In the event some but not all of the Offered Members accept the Offer, the Offering Member shall retransmit the Offer with respect to such remaining Offered Interest to those Offered Members electing to accept the Offer. Within 10 days from the date such second offer is made, each such Offered Member will notify the other Offered Members whether it elects to purchase some or all of the remaining Offered Interest, it being understood that if such other Offered Members together indicate an intention to purchase such portion of the Offered Interest greater than the entire Offered Interest, then such Offered Interest shall be allocated PRO RATA among such of the Offered Members as accepted such second offer, in the same proportion that each of their respective Interests bears to the aggregate Interests held by such Offered Members.

          (c) After the completion of the procedures in Section 9.2(a) and (b), if the Offered Members elect not to purchase all of the Offered Interest within the 60-day period described in Section 9.2(a), the Offering Member shall have the right during the ensuing 120-day period to Transfer to a third party, on terms no more favorable to such third party than the terms set forth in the Offer Notice.

          (d) Upon consummation of any sale to a third party by an Offering Member pursuant to this Section 9.2, the Offering Member shall promptly notify the other Members as to the circumstances thereof, including the date of the sale, the price, the identity of the purchaser and the identity of the ultimate beneficial owner.

          (e)  No Member shall offer or transfer its Interest pursuant to this
Section 9.2 to any Member or other Person without concurrently offering and transferring all of such Member's interest in the Limited Partnership to the other Members or other Person in accordance with Section 9.2 of the Limited Partnership Agreement.

          9.3 BUY/SELL OPTION. At any time after the second anniversary of the Closing Date, any Member (the "INITIATING MEMBER") may deliver to the other Member a written bid (the "BID") which sets forth a cash price at which it would either
(i) sell all, but not less than all, of its Interest to the other Member or (ii) purchase all, but not less than all, of the other Member's Interest, which price shall be an amount at least equal to (a) five times the average EBITDA as shown in the Strategic Plan of the Limited Partnership (approved in accordance with Section 6.4(i)) for each of the next succeeding three years times the percentage of the total interest in the Limited Partnership held by the Company multiplied by (b) the percentage of the total Interest in the Company held by the Member whose Interest is to be sold or purchased, as applicable, unless otherwise agreed by the Member receiving such Bid. The first Bid so delivered shall control. If two Bids are delivered at the same time, the higher Bid shall control. Within 25 days after receipt of the Bid, the Member to which the Bid was delivered must give the Initiating Member written notice (the "BUY-SELL NOTICE") that it is either selling all of its Interest at such price or purchasing all of the Initiating Member's Interest at such price. Failure to give a Buy-Sell Notice within the required time shall be deemed an election by the Member receiving the Bid not to purchase the Initiating Member's Interest and to agree to sell all of its Interest to the Initiating Party. No Member shall deliver a Bid to the other Member or sell to, or purchase from, the other Member its Interest pursuant to this Section 9.3 without concurrently delivering a bid and either selling all of its interest in the Limited Partnership to, or purchasing all of the other Member's interest in the Limited Partnership from, the other Member in accordance with Section 9.3 of the Limited Partnership Agreement.

           9.4 TRANSFERS TO AFFILIATES. A Member may Transfer all (but not less than all) of its Interest to an Affiliate if prior to such Transfer (A) such Member gives notice of the proposed Transfer to each of the other Members, identifying the facts that make it an Affiliate of such Member, and (B) the proposed transferee furnishes an assumption agreement or agreements to the Company in accordance with Section 9.5 of this Agreement. No Transfer by a Member to an Affiliate shall release or discharge, or be deemed or construed as releasing or discharging, such Member from any of its covenants, agreements, duties or obligations hereunder regardless of whether such covenants, agreements, duties or obligations are required to be performed before or after the effective date of such Transfer.
No Member shall transfer its Interest to an Affiliate pursuant to this Section
9.4 without concurrently transferring all of such Member's interest in the Limited Partnership to the same Affiliate in accordance with Section 9.4 of the Limited Partnership Agreement.

           9.5 SUBSTITUTION OF A MEMBER. No Transfer of an Interest pursuant to Section 9.2 or 9.4 of this Agreement shall be effective until the transferee has delivered to each of the other Members a written instrument reasonably satisfactory to counsel for such Members, whereby it (I) accepts, and agrees to be bound by, the terms and provisions of this Agreement, (II) assumes all of the liabilities and obligations of the transferor as a Member hereunder theretofore or thereafter incurred pursuant to this Agreement and attributable to the Interest transferred to it, and (III) represents and warrants that it has the capability and authorizations necessary to satisfy all of the obligations hereunder being assumed by it, financial and otherwise. Upon effectiveness of the transfer, the transferee shall become a "SUBSTITUTED MEMBER" and a party to this Agreement, the respective Interest of the transferor shall be reduced accordingly, and the transferor shall be relieved of all liabilities and obligations as a Member hereunder attributable to the acquired Interest of the transferee.

           9.6 NONRECOGNITION OF CERTAIN TRANSFERS. Notwithstanding any other provision of this Agreement, any Transfer in contravention of any of the provisions of this Agreement shall be void and ineffective, and shall not bind, or be recognized by, the Company or any Member.


                                      ARTICLE 10

                                     TERMINATION

          10.1 EVENTS OF DISSOLUTION. (a) In accordance with Section 18-801 of the Act, the Company shall be dissolved and the affairs of the Company wound up upon the occurrence of any of the following events:

          (i) the bankruptcy (as defined in Section 18-304 of the Act), dissolution, withdrawal, or resignation of a Member or the occurrence of any other event which terminates the continued membership of a Member in the Company, unless, if there is more than one remaining Member, all of the remaining Members consent to continuing the business of the Company within 90 days following the occurrence of any such event;

          (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act;

          (iii)  the unanimous consent of the Members to dissolve the Company;

          (iv) if a Member shall attempt to Transfer any Interests other than as permitted pursuant to Article 9, upon the election of all of the other Members; and

          (v) upon the sale of all or substantially all of the assets of the Company.

          (b) Dissolution of the Company shall be effective on the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until the assets of the Company shall have been distributed as provided herein and a certificate of cancellation of the Certificate of Formation has been filed with the Secretary of State of the State of Delaware.

          10.2 LIABILITY FOR WRONGFUL DISSOLUTION. If a Member causes a dissolution of the Company pursuant to the provisions of Section 10.1(a)(i), it shall be deemed to have wrongfully dissolved the Company and be liable for any damages caused to the Members that were not responsible for the event causing dissolution, and in addition to any other remedies the Company or a Member may have against any such wrongfully defaulting Member, the entire cost and expense of conducting any proceeding to dissolve, liquidate and terminate the affairs of the Company, including the cost of any judicial or arbitration proceeding, and in each case all other direct out-of-pocket costs and expenses of the Company resulting from such dissolution and liquidation, shall be borne by such wrongfully defaulting Member. The Company may offset the amount of all such costs and expenses from amounts which the Company owes any such wrongfully defaulting Member.

          10.3 DISTRIBUTIONS TO MEMBERS. In a dissolution, the Members shall take such actions as are necessary to liquidate the Company and cause its dissolution as soon as possible and shall each be entitled to receive an amount of the net proceeds from such liquidation as provided in Section 10.4. A dissolution shall not relieve or release any Member or its guarantor from any liability arising from a breach or default of any of its obligations under this Agreement or any of the other Ancillary Agreements.

          10.4 APPLICATION OF ASSETS. Unless otherwise specified herein, in the event of a termination or dissolution, the Members Committee shall conduct only such activities as are necessary to wind up its affairs (including the sale in an orderly manner of the assets of the Company), and the assets of the Company shall be applied in the manner and in the order of priority set forth as follows: (I) first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (II) second, to the Members in proportion to, and to the extent of, the positive balances of the Capital Accounts of the Members (after reflecting in such Capital Accounts all adjustments and allocations thereto required to be made under this Agreement).

          It is understood and agreed that all payments under this Section 10.4 shall be made as soon as reasonably practicable and in any event by the end of the Fiscal Year in which such winding up occurs or, if later, within 90 days after the date of such winding up.

          10.5 TERMINATION. Upon completion of the foregoing, the Members Committee or the liquidating trustee shall execute, acknowledge and cause to be filed a certificate of cancellation of the Company with the Secretary of State of the State of

Delaware as required by the Act, and upon such certificate of cancellation becoming effective, the Company shall be terminated.


                                      ARTICLE 11

                              CONFIDENTIAL INFORMATION;
                               COVENANT NOT TO COMPETE

          11.1 CONFIDENTIAL INFORMATION. During the existence of the Company, each Member (I) shall maintain, and shall use its best efforts to cause its Representatives, Affiliates, officers, directors, employees, accountants, counsel and agents to maintain, the confidentiality of any confidential information concerning the Joint Venture Products, the Company, the business of the Company or any Member that is not otherwise generally available to the public and (II) without the prior consent of the Company or of any Member that would be affected, shall not use or disclose to any third party (other than their respective financial advisors, attorneys and other agents and representatives) such confidential information, except (A) in a manner expressly provided for in any of the Ancillary Agreements, (B) after receipt of a binding order of confidentiality, if available, in enforcing its rights under this Agreement or any Ancillary Agreement before a court, governmental agency, or arbitrator of competent jurisdiction, (C) to a prospective purchaser of any of its Interest, PROVIDED such purchaser first executes a confidentiality agreement in form and substance reasonably satisfactory to the other Members, and (D) to any governmental agency if it believes in good faith that such disclosure is required by applicable law or by governmental policy, PROVIDED that prior to making any such disclosure such Member shall, unless prohibited by such governmental agency, give written notice (identifying such agency and describing the general nature of such disclosure) to, and consult with, the other Members.

          11.2 COVENANT NOT TO COMPETE. Each Member agrees that during the existence of the Company neither it nor any of its Affiliates (except in connection with fundamental corporate transactions, such as mergers, spin-offs and sales of substantially all of the capital stock or assets of Accuride or Kaiser or any of their respective parent corporations) will (and Accuride Sub agrees to cause Accuride not to), directly or indirectly, manufacture or sell, or participate whether by ownership interest or otherwise in the manufacturing or sale of, any Joint Venture Products, other than Joint Venture Products manufactured by and sold through the Company, except that (I) Accuride shall be permitted to sell Joint Venture Products manufactured and sold pursuant to the Speedline Agreements to the extent set forth in Section 6.7 of the Contribution Agreement, (II) Kaiser shall be permitted to sell the Kaiser Excluded Inventory,
(iii) Accuride shall be permitted to sell the Accuride Retained Inventory and
(iv) subject to Section 6.8 of the

Contribution Agreement, Accuride shall be permitted to perform its obligations under the Accuride Excluded Contracts, PROVIDED that for the purposes of this
Section 11.2 only, the term "Joint Venture Products" shall include any wheels of the size and type described in clause (i) of the definition of Joint Venture Products in Article 1 manufactured from non-ferrous materials (other than thermal plastics and thermal sets). Notwithstanding the foregoing, if at any time a Member or Accuride or any of their respective Affiliates wishes to manufacture or sell Joint Venture Products that at the time are not being manufactured and sold by the Company, it shall be free to do so if (I) it first gives written notice to the Company of its desire to manufacture or sell such Joint Venture Products and (II) the Company does not elect to undertake such business within 180 days of the date upon which such notice is given (which need not be on the same terms as set forth in such notice, but may include alternative arrangements appropriate to the Company), PROVIDED that in determining whether or not the Company shall undertake such business, Accuride or the Member proposing to undertake such business shall vote in favor of the Company's undertaking such business.


                                      ARTICLE 12

                                    MISCELLANEOUS

          12.1 WAIVER, AMENDMENT, ETC. This Agreement may not be amended or supplemented, and no waivers of or consents to departures from the provisions hereof shall be effective, unless set forth in a writing signed by, and delivered to, each Member. No failure or delay of any Member in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

          12.2 NOTICES. Any notice or other communication required or permitted to be given hereunder or for the purposes hereof to any party shall be in writing and shall be sufficiently given if (I) delivered personally,
(II) mailed by certified or registered mail, postage prepaid, (III) transmitted by facsimile (and confirmed by certified or registered mail) or (IV) sent by next-day or overnight mail or delivery to:

          (a) Accuride Sub at:

              Accuride Corporation
              2315 Adams Lane/P.O. Box 40
              Henderson, Kentucky  42420
              Attention:  William P. Greubel
              Tel:  (502) 826-5000
              Fax:  (502) 827-7601
              with a copy to:

              Debevoise & Plimpton
              875 Third Avenue
              New York, NY  10022
              Attention:  James C. Scoville, Esq.
              Tel:  (212) 909-6655
              Fax:  (212) 909-6836

          (b) Kaiser at:

              Kaiser Aluminum & Chemical Corporation
              26957 Northwestern Highway, Suite 200
              Southfield, Michigan 48034
              Attention:  Jack A. Hockema
              Tel: (810) 352-4630
              Fax: (810) 352-4635

              with a copy to:

              Kaiser Aluminum & Chemical Corporation
              5847 San Felipe, Suite 2600
              Houston, Texas 77257
              Attention:  General Counsel
              Tel: (713) 267-3777
              Fax: (713) 267-3702

              and,

              Kramer, Levin, Naftalis & Frankel
              919 Third Avenue
              New York, NY  10022
              Attention:  Howard A. Sobel, Esq.
              Tel:  (212) 715-9100
              Fax:  (212) 715-8000

          (c) the Company at:

              AKW L.P.
              1015 East 12th Street
              Erie, Pennsylvania 16503
              Attention: Bill Curtin
              Tel: (814) 454-4571
              Fax: (814)452-0809

or at such other address or to such other person's attention as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section. Any notice so delivered to the party to whom it is addressed shall be deemed to have been given and received
(1) if by personal delivery, on the day of such delivery, (2) if by certified or registered mail, on the seventh day after mailing thereof, (3) if by facsimile, the day on which such facsimile was sent or (4) if by next-day or overnight mail delivery, on the day delivered, PROVIDED that if any such day is not a Business Day then the notice shall be deemed to have been given and received on the Business Day next following such day.

          12.3 MATERIALS. All written materials relating to the business of the Company, including, without limitation, press releases and marketing materials prepared by the Company or any Member shall be approved by the Members Committee prior to use, provided that written materials required by law or the rules of any stock exchange to be filed by any Members shall not require such approval.

          12.4 WORD MEANINGS. The words such as "herein", "hereinafter", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

          12.5 BINDING PROVISIONS. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

          12.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (OTHER THAN ANY CONFLICT OF LAWS RULE WHICH MIGHT RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION). IN THE EVENT OF A CONFLICT BETWEEN ANY PROVISION OF THIS AGREEMENT AND ANY NON-MANDATORY PROVISION OF THE ACT, THE PROVISION OF THIS AGREEMENT SHALL CONTROL AND TAKE PRECEDENCE.

          12.7 ARBITRATION. (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, validity or termination thereof shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the American Arbitration Association's commercial arbitration rules in effect at the time of arbitration, except as modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, PROVIDED that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all the parties under the circumstances. Notwithstanding anything to the contrary in Section 12.6, the arbitration shall be governed by the Federal Arbitration Act. The appointing authority shall be the American Arbitration Association. The arbitration shall be conducted by three arbitrators.

          (b) Any award rendered by the arbitrators shall be in writing and shall be final and binding upon the parties, and may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award rendered may be entered in any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

          12.8 SEPARABILITY OF PROVISIONS. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

          12.9 TABLE OF CONTENTS; HEADINGS. The table of Contents and headings in this Agreement are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

          12.10 FURTHER ASSURANCES. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intents and purposes of this Agreement.

          12.11 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

          12.12 ENTIRE AGREEMENT. This Agreement, together with the Contribution Agreement and the other Ancillary Agreements, embodies the entire agreement and understanding between the parties relating to the subject matter hereof and thereof, and supersedes any prior oral or written agreements, commitments or terms, other than Section 13 of the letter, dated September 17, 1996, as amended, from Accuride to Kaiser, regarding the Joint Venture, except for the penultimate paragraph of such Section 13.

          12.13 SURVIVAL OF CERTAIN PROVISIONS. The obligations of the Company and of each Member pursuant to Sections 6.11 and 7.5 and Articles 8, 10 and 11 shall survive the termination or expiration of this Agreement.

          12.14 SPECIFIC PERFORMANCE. The parties hereto agree that any damages available at law for a breach of this Agreement would not be an adequate remedy. Therefore, the provisions hereof and the obligations of the parties hereunder shall be enforceable in a court of equity, or other tribunal having jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies and all other remedies provided for in this Agreement shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                              ACCURIDE VENTURES, INC.



                              By:  /s/ William Greubel
                                 -----------------------------
                                 Name:  William Greubel
                                 Title: President



                              KAISER ALUMINUM & CHEMICAL CORPORATION



                              By: /s/ Daniel J. Rinkenberger
                                 -----------------------------
                                 Name:  Daniel J. Rinkenberger
                                 Title: Assistant Treasurer


ACCEPTED AND AGREED:

AKW GENERAL PARTNER L.L.C.



By: /s/ William J. Curtin
    ------------------------
   Name:  William J. Curtin
   Title: Vice President

In order to induce the parties to enter
into this Agreement, the undersigned,
Accuride Corporation, a Delaware corporation, being the sole stockholder of Accuride Sub hereby jointly and severally unconditionally guarantees the performance by Accuride Sub of all of its obligations under the foregoing
Agreement and strictly in accordance with the terms thereof. This guarantee shall be effective despite any renewal, modification or waiver by the parties hereto of Accuride Sub's obligations under this Agreement, and no such modification, renewal or waiver shall operate to limit, defeat, modify or otherwise affect this guaranty.

ACCURIDE CORPORATION



By: /s/ William P. Greubel
   -------------------------
   Name:  William P. Greubel
   Title: President
   Dated as of May 1, 1997

                                      SCHEDULE A



                                   CAPITAL
MEMBER                             CONTRIBUTION        INTEREST
------                             ------------        --------

Accuride Ventures, Inc.

Kaiser Aluminum & Chemical
  Corporation

                                      SCHEDULE B



INITIAL REPRESENTATIVES

NAME                     ADDRESS
----                     -------

Kaiser:




Accuride:




INITIAL ALTERNATES

NAME                     ADDRESS
----                     -------

Kaiser:




Accuride:

Exhibit A     Business Plan